EXHIBIT 24

POWER OF ATTORNEY

Directors of Lincoln Electric Holdings, Inc.

     Each of the undersigned Directors of Lincoln Electric Holdings, Inc. hereby appoints Anthony A. Massaro, H. Jay Elliott and Frederick G. Stueber, and each of them, as attorneys for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned in the capacity specified, to prepare or cause to be prepared, to execute and to file with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Act”), an annual report on Form 10-K for the year ended December 31, 2002 relating to Lincoln Electric Holdings, Inc., such other periodic reports as may be required pursuant to the Act, amendments and exhibits to any of the foregoing and any and all other documents to be filed with the Securities and Exchange Commission or elsewhere pertaining to such reports, with full power and authority to take any other action deemed necessary or appropriate to effect the filing of the documents.

     Executed the date set forth below.

/s/ Anthony A. Massaro Anthony A. Massaro, Director February 14, 2003	/s/ John M. Stropki John M. Stropki, Director February 14, 2003	/s/ Harold Adams Harold Adams, Director February 14, 2003

/s/ Ranko Cucuz Ranko Cucuz, Director February 14, 2003	/s/ Harry Carlson Harry Carlson, Director February 14, 2003	/s/ David H. Gunning David H. Gunning, Director February 14, 2003

/s/ Edward E. Hood, Jr. Edward E. Hood, Jr., Director February 14, 2003	/s/ Paul E. Lego Paul E. Lego, Director February 14, 2003	/s/ David C. Lincoln David C. Lincoln, Director February 14, 2003

/s/ G. Russell Lincoln G. Russell Lincoln, Director February 14, 2003	/s/ Kathryn Jo Lincoln Kathryn Jo Lincoln, Director February 14, 2003	/s/ Henry L. Meyer III Henry L. Meyer III, Director February 14, 2003

/s/ Hellene S. Runtagh Hellene S. Runtagh, Director February 14, 2003	/s/ Frank L. Steingass Frank L. Steingass, Director February 14, 2003

56